Exhibit 99.1

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE TO ACQUIRE INDIA-BASED MENTORIX;

700+ SKILLED CODE AND CONTENT ENGINEERS AUGMENT LIONBRIDGE

OFFERINGS

Increases 2003 and 2004 Guidance to Reflect Growing Demand for Advanced

Globalization and Testing Services;

Investor Conference Call Scheduled for 9:00 am ET Today

WALTHAM, Mass. – September 10, 2003 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced that it has signed a definitive agreement to acquire Mumbai, India-based Mentorix, for approximately $21.3 million, net of cash of approximately $7.0 million that will be acquired with the business, subject to customary closing conditions. The transaction is expected to close within the next several weeks.

With a blue chip customer base and more than 700 employees, Mentorix is India’s premier provider of outsourced e-learning content development, program management and application development and maintenance solutions. The acquisition provides Lionbridge with a well-established, mature operation in India that will expand the Company’s global service delivery model for the development, deployment and maintenance of clients’ global content and technology.

“As industries embrace models of hosted software and global content deployment, the user interface has become the central mechanism for the global release and adoption of applications, information and products,” said Rory Cowan, CEO, Lionbridge. “Mentorix is the ideal partner for Lionbridge because they have a proven track record of providing solutions that speed the deployment of code and content. We will build upon their skills and scale as we continue to meet clients’ technical, geographic and budgetary needs.”

Lionbridge also increased guidance for the balance of 2003 and provided an increased outlook for 2004.

For 2003, Lionbridge announced that it expects organic revenue growth of approximately 19% over the prior year’s revenue of $118.3 million. This organic revenue growth estimate represents an increase of approximately $10.0 million from the Company’s previous 2003 revenue guidance of $130.0 million. The combination of organic growth together with anticipated Mentorix revenue yields total 2003 revenue estimates of $141.0 - $143.0 million.

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Lionbridge also increased its net income estimate to $7.5 - $8.5 million for 2003, an increase over the $4.0 - $8.0 million the Company had previously provided. This updated net income estimate excludes a one-time $2.1 million expense related to accretion on accelerated repayment of sub-debt, and before any restructuring charges or amortization expenses resulting from the Mentorix acquisition.

The Company also increased its outlook for 2004. Lionbridge estimates revenue of $160.0 - $170.0 million and net income of $15.0 - $19.0 million for 2004. Lionbridge had previously provided 2004 guidance of $140-$150 million of revenue and $7.0-$11.0 million of net income. These estimates exclude any restructuring charges or amortization expenses resulting from the Mentorix acquisition.

Lionbridge will host a conference call today, September 10th at 9:00 am ET to provide further details on its acquisition of Mentorix, as well as its 2003 estimates and outlook for 2004. To listen to the “Lionbridge investor call” please dial the following numbers:

    United States: (800) 450-0819

    International: (612) 288-0340

The Company will also webcast a presentation from the Roth Capital Partners conference in New York, NY today at 11:30 am ET. To listen to the webcast, please go to http://www.lionbridge.com/webcast/Roth/. A replay is also available at this location.

About Lionbridge

Lionbridge Technologies, Inc. is a leading provider of globalization and testing services that enable Global 2000 organizations to confidently and cost effectively deliver products and content worldwide. Lionbridge leverages its global infrastructure and advanced language technologies to provide multilingual content management, localization, testing and development services that speed adoption, increase utilization and reduce maintenance costs of global applications and content. Based in Waltham, Mass., Lionbridge maintains facilities in Ireland, The Netherlands, France, Germany, China, South Korea, Japan, Brazil, and the United States and provides services under the Lionbridge and VeriTest brands. To learn more, visit www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the revised guidance provided for 2003 and 2004. Lionbridge’s actual experiences, actions, financial and operating results for the quarter, the year and 2004 may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Mentorix and benefits realized from the acquisition; any failure of the acquisition of Mentorix by Lionbridge to be consummated; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases, in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Registration Statements on Form S-3 filed with the Securities and Exchange Commission on July 1, 2003 and August 7, 2003 (File No. 333-106693 and File No. 107753),

its Annual Report on Form 10-K, filed March 31, 2003 (SEC File No. 000-26933) and its quarterly report on Form 10-Q filed on August 14, 2003.